LIGHTING SCIENCE GROUP SELECTS CREE XLAMP™ LEDS FOR ITS NEW OPTIMIZED DIGITAL LIGHTING™ SOLUTIONS
DALLAS, TX — MAY 24, 2005 — Lighting Science Group Corporation (OTC: LSGP.PK) today announced it has selected Cree XLamp™ power LEDs as the light source for Lighting Science’s patent-pending Optimized Digital Lighting™ (ODL™) solutions. ODL solutions feature affordable, efficient and long lasting LED-based bulbs and fixtures designed to be quickly deployed in a broad range of large-scale public and private applications.

Lighting Science’s ODL planned product line includes both indoor and outdoor lighting products ODL products, which will incorporate Cree’s high brightness XLamp 7090 LEDs, are expected to use up to 80 percent less energy and last up to 16 times longer than traditional lighting solutions. In addition, these LED-based systems will be environmentally friendly, containing no toxic materials such as the mercury used in some traditional lighting sources.

“To achieve the best energy efficiencies and maximum light output, Lighting Science selected Cree XLamp LEDs to ensure that our customers benefit from the industry’s highest brightness LED-based lighting systems,” notes Ron Lusk, Lighting Science Group chairman and CEO. “Cree’s technical leadership in power LEDs and Lighting Science’s technical expertise in designing ODL products combine to offer a highly efficient, non-toxic and cost effective, digital solution for large-scale lighting applications.”

“Lighting Science is taking a lead in developing LED-based lighting systems that can achieve significant energy and maintenance savings for large-scale lighting applications such as street, parking lot and mall lighting,” notes Norbert Hiller, Cree vice president and general manager of Cree Lighting. “We believe that large-scale lighting applications in particular can achieve significant savings by implementing LED-based lighting solutions and are pleased that Lighting Science is deploying Cree XLamp LEDs in the roll out of its Energy Saving Sharing ProgramSM and ODL solutions.”

Additional information about Lighting Science’s Optimized Digital Lighting solutions can be found at www.lsgc.com or by calling 214.382.3630.

About Lighting Science Group Corp.
Lighting Science Group Corp. (www.lsgc.com) designs and sells energy efficient lighting solutions based on light emitting diodes (LEDs.) The company’s patent-pending designs and manufacturing processes enable affordable, efficient and long lasting LED light sources designed to be quickly deployed in existing lighting applications and produce immediate cost savings and environmental benefits.

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